FISCHER-WATT GOLD COMPANY, INC.
                      1410 CHERRYWOOD DRIVE
                   COEUR D'ALENE, IDAHO  83814


                         August 28, 1995

Great Basin Management Co., Inc.
3400 Kauai Court, Suite 208
Reno, Nevada  89509

     Re:  Business Combination of Great Basin Management Co.,
          Inc. ("GBM") and Fischer-Watt Gold Company, Inc.
          ("FWG")


Gentlemen:

     This letter of intent, when countersigned by you, will confirm our tentative agreement to combine, in the transaction described below (the "Transaction"), GBM and FWG. Our agreement is on the terms, and subject to the conditions, described below. Except for Items 3A, 4 and 5 below, this letter of intent represents only our current good-faith intention to negotiate and enter into a definitive agreement, subject to a more complete review of your business and to negotiation of such a definitive agreement in form acceptable to us. It is not, and is not intended to be, a binding agreement between us (except as to those specified items), and neither of us shall have any liability to the other if we fail to execute a definitive agreement for any reason. Statements below as to what we, or you, will do, or agree to do, or the like, are so expressed for convenience only, and are understood in all instances (except for the items enumerated above) to be subject to our mutual continued willingness to proceed with any transaction as our negotiations take place.

     1. Fundamental Terms. GBM and FWG shall combine through the merger of GBM with and into a newly formed wholly-owned subsidiary of FWG ("Newco"). FWG will form Newco under the laws of Nevada to consummate the Transaction. At the Closing, as to be defined in the definitive agreement (the "Agreement"), as consideration for such Transaction, FWG shall issue shares of its Common Stock representing, immediately after such issuance, 25% of the outstanding shares of Common Stock of FWG (the "Consid-eration").

     2. Definitive Agreement. We mutually agree to proceed in good faith toward negotiation and execution of the Agreement, which shall provide for the Transaction, and shall contain representa-tions, conditions, covenants and the like typical in such Transac-tions. We also agree that if the Agreement has not been executed by 5:00 P.M. pacific time (standard or daylight savings, as then in effect) on October 31, 1995, this letter of intent shall automatically be terminated and of no further force or effect, except for the items enumerated in the first paragraph, which shall survive any such termination.

     3.Conditions. This letter of intent is and, to the extent applicable, the Agreement will (except as specified below) be subject to the following conditions:

          A. A complete review by each of us of the books, records, business and affairs of the other. Each of us agrees to provide to the other and its agents complete access to all of our respective books, records and personnel for purposes of conducting our investigation. We agree that all information so provided by either of us to the other and identified as "confidential" will be treated by the recipient as such, that the recipient will not make any use of such information unless the same shall become available to it through non-confidential means or shall otherwise come into the public domain, and that if this letter of intent shall be terminated without an Agreement having been executed, each of us will return to the other all such confidential documents (and all copies thereof) in our possession, or will certify to the other that all of such confidential documents not returned have been destroyed.

          B. Negotiation and execution of the Agreement with terms, provisions and conditions mutually acceptable to each of us.

          C. Approval of the Transaction by the Boards of Directors of GBM and FWG.

          D.  Approval of the Transaction by shareholders of GBM.

          E. Approval of the Transaction by banks, lessors or similar creditors of GBM or FWG whose consent is required.

          F. Approval of the Transaction by regulatory authorities, if any, having jurisdiction over the Transaction.

          G. Appropriate confirmations as to compliance with representations, warranties and covenants, and opinions of counsel, at the Closing of the Transaction as is customary in similar agreements.

     4. Expenses. Each party to this letter of intent shall bear its own expenses, except as specifically provided to the contrary above.

     5. Press Releases and Disclosure. Each party agrees that it will not issue any press release or other disclosure of this letter of intent or of the Transaction without the prior approval of the other, which shall not be unreasonably withheld, unless, in the good faith opinion of counsel, such disclosure is required by law and time does not permit the obtaining of such consent, or such consent is withheld.

     6.Termination. This letter of intent may be terminated (i) by either party if the Agreement has not been executed by October 31, 1995 or (ii) by mutual consent of GBM and FWG. In the event of such termination, all provisions hereof shall terminate except Items 3A, 4 and 5, which shall survive termination of this letter of intent, and except that if a party is in breach of its obliga-tions hereunder, such termination shall not relieve such party of liability for such breach.

                              Very truly yours,

                              FISCHER-WATT GOLD COMPANY, INC.


                              By /s/ George Beattie
                              President

Confirmed and Agreed:

GREAT BASIN MANAGEMENT CO., INC.


By /s/ Dr. Anthony Taylor          Date: August 28, 1995
President